Exhibit 10.2

10/18/99

Ms. Daphne Gelbart

University/Industry Liaison Office

Simon Fraser University

Burnaby, British Columbia

Canada V5A 1S6

Dear Daphne:

This letter notifies you that the license agreement between Simon Fraser University and Analog Devices, Inc. (ADI) on the thermal accelerometer technology has been assigned to MEMSIC, Inc. according to the Technology License Agreement between Analog Devices, Inc. and MEMSIC, Inc. A copy of MEMSIC/ADI Technology License Agreement is enclosed for your information.

Sincerely,

/s/ Yang Zhao
Yang Zhao

CC:	Tom Tuytschaevers

YANG ZHAO • MEMSIC, INC. • 8 EVERGREEN DRIVE • NORTH ANDOVER • MA 01845

Fax:(978)258-0688 • Tel: (978)258-0688 • Mobile: (781)888-8688 • e-mail: yangzhao@memsic.com developed or created by Analog within two years after the Effective Date which relate to the wafer level capping and chip-level packaging technology described on Exhibit C attached hereto.

2.	GRANT OF RIGHTS.

2.1 Assignment of SFU Agreement. Analog hereby assigns and agrees to assign to Licensee the SFU Agreement. Licensee hereby accepts and agrees to accept such assignment and undertakes to fulfill all obligations, duties and covenants imposed on Analog by the SFU Agreement (including, without limitation, any obligations to pay royalties and to pay or reimburse patent expenses).

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated for reference December 1, 1998, is made

BETWEEN

SIMON FRASER UNIVERSITY, a university duly continued under the University Act of British Columbia with its principal offices at 8888 University Drive, Burnaby, British Columbia, Canada, V5A 1S6

(the “Licensor”);

AND

ANALOG DEVICES, INC., a company incorporated under the laws of the Commonwealth of Massachusetts with principal offices at Three Technology Way, Norwood, Massachusetts 02062, USA

(the “Licensee”).

WHEREAS:

A. The Licensor is the legal owner of intellectual property rights in certain Technology;

B. The Licensee desires to acquire an exclusive, world-wide license, in the Field of Use, of the Licensor’s interest in and to the Technology, but Licensee also has concerns regarding the patentability of the inventions and desires to have such concerns finally resolved; and

C. Licensor wishes to grant such a license on the terms and conditions set forth in this Agreement, and is willing to undertake resolution of Licensee’s concerns.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual agreements and covenants set out in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, except as context requires otherwise, the following terms will have the meanings indicated below:

(a)	“Agreement” means this exclusive license agreement and the attached schedules, as from time to time may be supplemented or amended by one or more agreements;

(b)	“Audit” means an audit conducted pursuant to Part 7;

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(c)	“Auditor” means an firm of chartered accountants appointed pursuant to Part 7 to conduct an Audit;

(d)	“Confidential Information” means any information which is non-public, confidential or proprietary and which is disclosed by a Party, whether or not marked as confidential, including without limitation, the terms of this Agreement, trade secrets, inventions, technical expertise, patent applications, patent opinions, proposals, concepts, designs, procedures, information, business plans, and customer lists;

(e)	“Derivatives” means a revision, improvement, modification, translation, abridgment, condensation or expansion, of or by Licensor, of any portion or all of the Patent Rights, Know-How, and any copyrights thereto;

(f)	“Effective Date” means December 1, 1998;

(g)	“Field of Use” means all micromachined accelerometer applications of the Technology, whether now known or later developed.

(h)	“Know-How” means all present and future technical and other information and specifications relating to the development, implementation and use of Patent Rights and any copyrights thereto, whether conveyed orally or in writing, including without limitation any and all technical data encompassed by the Patent Rights;

(i)	“License” means the License granted to the Licensee pursuant to Section 2.1;

(j)	“Notice” means notice provided pursuant to Part 18;

(k)	“Parties” means the parties to this Agreement, together with any permitted assignee of a party;

(l)	“Patent Rights” means all of the following Licensor intellectual property:

(i) patents and/or patent applications listed in Schedule B, as well as all foreign counterparts thereof,

(ii) patents issued from the applications listed in Schedule B and from divisionals and continuations, and continuations-in-part of these applications as well as any foreign counterparts thereof,

(iii) any U.S. or foreign patents or patent applications to any Derivative which Licensee elects to include in the Patent Right, and

(iv) any reissues (or foreign equivalents) of any such patents; and

(m)	“Product” means a micromachined accelerometer sensor.

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(n)	“Revenue” means all revenues, receipts and monies received by the Licensee (or any sublicensee) from the sale by Licensee of any and all Products the manufacture or sale of which is covered by at least one valid, unexpired claim of an issued patent included in the Patent Rights, reduced by (i) any returns for which credit is allowed on the records of the Licensee, (ii) any applicable sublicenses or (iii) taxes and cash or trade discounts or allowances made to bona fide customers of the Licensee. Where any revenues, receipts and monies are received in any currency other than United States dollars, they shall be converted into the equivalent in United States dollars at the rate of exchange actually realized by the Licensee when it exchanged such currency, and the amount of the United States dollars actually received by Licensee pursuant to such conversion shall be included in Revenue. If any Product is sold as part of a larger product or device, the Revenue with respect to such Product shall be based on Licensee’s then-current price for the same or similar Products offered for sale as such; or, if there are no such Products, on the cost of manufacture of the Product relative to that of the cost of manufacture of such larger product, without including the costs of any packaging.

(o)	“Technology” means Patent Rights, Know-How, Derivatives and any copyright of Licensor;

(p)	“Term” means the term of the Agreement as provided for in Section 2.2, unless terminated earlier pursuant to the terms of this Agreement.

2.	GRANT OF LICENSE; OPTION TO INCLUDE DERIVATIVES.

2.1 The Licensor grants to the Licensee an exclusive, perpetual, world-wide license of the Licensor’s right, title and interest in and to the Technology to use, make, have made, import, develop, modify, enhance, copy, reproduce, promote, market, sublicense, sell, offer for sale, and distribute the Technology, and Products and processes embodying any of the Technology, in the Field of Use, during the Term on the terms and conditions set forth in this Agreement, including and not limited to the provisions of Part 6.

2.2 Licensor will notify Licensee, within one month after the end of each calendar quarter, of any Derivatives invented, discovered or otherwise made by Licensor during such calendar quarter, and of any patent application with respect to any such Derivative. Licensee may elect to include any patent or patent application directed to any such Derivative within the scope of the Patent Rights by giving Licensor written notice of such election not later than sixty (60) days after receipt of written notice of such applications. The costs and prosecution of any such patent application of any patent issuing thereon shall be subject to the provision of Section 6.5.

2.3 Subject to termination of this Agreement pursuant to Part 13, the License granted herein will continue in full force and effect from the Effective Date, provided, however, that in no event shall the term of this Agreement extend beyond the expiration date of the last to expire of Patent Rights and copyrights for the Technology, and provided further that the Licensee’s rights in and to the Technology shall survive expiration (but not termination pursuant to Part 13) of this Agreement.

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3.	REPRESENTATIONS AND WARRANTIES OF LICENSOR

3.1 In order to induce the Licensee to enter into this Agreement, the Licensor represents and warrants to the Licensee as follows:

(a)	the Licensor is a validly existing corporation, duly continued under the University Act of British Columbia with full corporate power, authority and legal right to carry on its business as it is now being conducted;

(b)	the Licensor has the capacity, power and authority to enter into and execute this Agreement, and to carry out the transactions contemplated in this Agreement in accordance with the terms and conditions contained herein and to observe and perform its obligation contained in this Agreement;

(c)	the execution of this Agreement has been duly authorized by the Licensor and this Agreement is binding on and enforceable against the Licensor;

(d)	neither the execution and delivery of this Agreement, nor the performance of the terms of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under the corporate commitments of the Licensor or any instrument, agreement, judgment, order, award, decree, license, permit, or approval or other restriction to which the Licensor is a party or by which it is bound;

(e)	as of the Effective Date, to the best of Licensor’s knowledge the Licensor has disclosed to Licensee (i) all notices it has received that use of any of the Technology infringes any intellectual property rights of third parties, and (ii) all relevant prior art and patents of which it is aware which would likely be infringed by any device built in accordance with any claims in the patent applications listed in Schedule B.;

(f)	as of the Effective Date, the Licensor had not licensed Technology to any third party, nor any portion or such right and license, or any right to obtain such right or interest;

(g)	to the best of Licensor’s knowledge, all documents filed with the US Patent and Trademark Office, and equivalent foreign and international offices, are complete and correct, as required by the applicable law and regulation, and to the best of Licensor’s knowledge, all patent applications included in the Patent Rights, and any patents issuing therefrom, are and will be valid and enforceable;

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(h)	to the best of its knowledge, the Licensor has acquired the entire right, title and interest in and to the Technology, together with all rights relating to the transferability thereof.

4.	REPRESENTATIONS AND WARRANTIES OF LICENSEE

4.1 In order to induce the Licensor to enter into this Agreement, the Licensee represents and warrants to the Licensor as follows:

(a)	the Licensee is a validly existing corporation, duly organized and in good standing under the laws of the Commonwealth of Massachusetts, USA with full corporate power, authority and legal right to carry on its business as it is now being conducted;

(b)	the Licensee has the capacity, power and authority to enter into and execute this Agreement, and to carry out the transactions contemplated in this Agreement in accordance with the terms and conditions contained therein and to observe and perform its obligations contained in this Agreement;

(c)	the execution of this Agreement has been duly authorized by the Licensee and this Agreement is binding on and enforceable against the Licensee;

(d)	neither the execution and delivery of this Agreement, nor the performance of the terms of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under the corporate commitments of the Licensee or any instrument, agreement, judgment, order, award, decree, license, permit, or approval or other restriction to which the Licensee is a party or by which it is bound;

(e)	as of the Effective Date, to the best of Licensee’s knowledge the Licensee has not received any notice from any third party (other than via Licensor) that any of the Technology infringes any intellectual property rights of third parties;

5.	OBLIGATIONS OF THE LICENSOR

5.1 Insofar as it has not already done so (in which case such Technology already disclosed or delivered shall be deemed to have been disclosed or delivered under the terms of Agreement) the Licensor shall deliver to the Licensee, concurrent with the execution and delivery of this Agreement, all documentation associated with the Technology, including, without limitation, all documentation related to any of the patent applications described in Schedule B.

5.2 Subject to Section 6.5, the prosecution, filing and maintenance of Patent Rights, shall be the primary responsibility of Licensor; provided, however, that (a) Licensor shall promptly provide Licensee copies of all papers received from or filed in any patent

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office, (b) Licensee shall have reasonable opportunities to advise Licensor and shall cooperate with Licensor in such prosecution, filing and maintenance, and (c) Licensee and Licensor shall proceed by consensus as to the adding, dropping, or material revising of claims.

5.3 Payment of all fees and costs relating to the filing, prosecution, and maintenance of Patent Rights, which have arisen before February 11, 1998 shall be the responsibility of Licensor.

6.	OBLIGATIONS OF THE LICENSEE

6.1 [Intentionally Omitted]

6.2 During the Term the Licensee shall pay to the Licensor a royalty of a percent of Revenues determined in accordance with Schedule A hereof, together with interest on overdue royalty payments, if any, as provided in Section 7.3.

6.3 The royalty payment referred to in Section 6.2 shall become due and payable by the Licensee to the Licensor on a quarterly basis, starting with the first quarter in which the Licensee receives Revenue, with the payments due on the last day of the month following a quarterly period and will be accompanied by the information described in Section 7.2. As used herein, the term quarterly period shall refer to the fiscal quarters of Licensee, which end on the last day of January, April, July, and October of each year.

6.4 On each of the first five (5) anniversaries of the Effective Date, the Licensee shall pay the Licensor the sum of Ten Thousand US Dollars ($10,000), as a non refundable advance against royalty payments due and payable pursuant to Section 6.2. Each non-refundable advance shall be an advance against any royalty payments otherwise due with respect to the annual period following the anniversary of the Effective Date on which such advance was due.

6.5 Payment of all patent office fees and costs and reasonable attorneys fees relating to the filing, prosecution, and maintenance of Patent rights, which are incurred on or after February 11, 1998 with the approval of Licensee shall be the responsibility of Licensee. If Licensor, or Licensee with the Licensor’s consent, files any patent applications that Licensor elects to include in the Patent Rights as provided in Section 2.2, all payment of all fees and costs relating to the filing, prosecution, and maintenance of such additional patents, shall be the responsibility of Licensee. Licensee may, at its sole discretion, have any and all patent prosecution and maintenance performed by the attorney or firm of Licensee’s choice. If, after due consideration and subject to Licensee’s obligations under Section 6.6, Licensee decides not to prosecute or maintain any patent or patent application within the Patent Rights, Licensee shall so inform Licensor, and Licensor thereafter may continue such prosecution or maintenance at Licensor’s option and expense. In that case, if Licensor decides not to prosecute or maintain any patent or patent application within the Patent Rights, Licensor shall so inform Licensee, and Licensee thereafter may continue such prosecution or maintenance at Licensee’s option and expense.

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6.6 The Licensee, either through itself or through its permitted assigns and sublicensees, will use reasonable efforts to bring the Technology to market through a development marketing program and will use reasonable efforts to continue such efforts for the Technology for five (5) years from the Effective Date. In the event Licensee fails to bring the Technology to market within five (5) years of the Effective Date, the License shall become non-exclusive, and all royalty rates shall be reduced by half, and Licensee shall no longer be responsible for the costs of maintaining and prosecuting the patents and applications, but the License shall otherwise remain in full force and effect.

7.	RECORDS, INTEREST AND AUDITS

7.1 The Licensee will keep true and accurate books of account, detailing therein all transactions and dealings of and in relation to the Technology, including true and accurate customer lists. The Licensee will keep all business records in a form and in accordance with sound accounting practices and procedures, and will keep and preserve for a period of seven (7) years all business records and evidence of sublicenses and business transactions related to the Technology.

7.2 The Licensee will furnish to the Licensor such reports as the Licensor may reasonably require from time to time, but no less frequently than on a quarterly basis. Without limiting the generality of the foregoing, the Licensee will furnish to the Licensor in the form, from time to time reasonably prescribed by the Licensor, together with such detail and breakdown and copies of supporting records as the Licensor may from time to time reasonably require, information relating to the model, quantity or total units sublicensed or otherwise delivered.

7.3 Interest will be charged on overdue amounts at the rate of 5% per annum from the date the amount became due until such amount, together with accrued interest, is paid in full; provided, however, that interest shall not accrue on any sums which are the subject of a good faith dispute between the parties.

7.4 The Licensor may, from time to time, at the expense of the Licensor, direct an independent Auditor, acceptable to Licensee acting reasonably, to audit the records, and supporting documentation of the Licensee relating to the Technology to the extent required to determine and verify the accuracy of Licensee’s statements and the payments required to be made pursuant to this Agreement. The Audit will be conducted during normal business hours and at the place where such information is normally kept. The Licensee agrees to provide the Auditors with reasonable access to the premises of the Licensee during normal business hours. The expenses of the Licensor shall not include costs incurred by the Licensee in providing reasonable assistance associated with the Audit, including costs for employee salary and benefits or consultants services incurred in providing the assistance.

7.5 All information acquired by Licensor of Auditor in the course of any such Audit shall be deemed Confidential Information. The Licensor agrees that the Auditor will not disclose information to the Licensor other than to the extent necessary to inform Licensor of the results of the audit.

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7.6 The Licensor will send the Licensee a copy of the results of each such Audit within one week of receipt of the Audit report by the Licensor, together with a Notice of underpayment or overpayment of royalties, if there has been such an underpayment or overpayment.

7.7 If the Audit determines, to the reasonable satisfaction of Licensee, that the Licensee has underpaid the royalties due and payable to the Licensor, the Licensee will pay to the Licensor the amount of the under-reporting, together with accrued interest, as soon as practicable after receiving the Notice of underpayment, and in any case, within twenty one (21) business days of such Notice.

7.8 If the Audit determines that the Licensee has overpaid the Royalties due and payable to the Licensor, the Licensee may withhold such amount from future royalties otherwise due and payable to the Licensor.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1 Licensee agrees and acknowledges that:

(a)	the Licensor is the owner of all right, title and interest in and to the now-existing Technology developed by Licensor and, except as may otherwise be agreed by Licensee and Licensor, to future Technology developed by Licensor independent of and without and financial support of Licensee; and

(b)	notwithstanding Part 2, but subject to Section 8.2, the Licensor is entitled to use the Technology that is now-existing or that is developed in the future by Licensor independent of and without any financial support of Licensee, and each and every part of it, for its research, development and educational use, including the right to publish its research relating to such Technology.

8.2 Subject to the terms and conditions of this Agreement, and the License granted herein, the Licensor will retain ownership of any Derivatives arising out of its own research and development conducted without the financial support of Licensee, if any, undertaken after the Effective Date. All costs associated with such research and development will be the responsibility of the Licensor, unless otherwise agreed in writing by the Parties. All Derivatives of Licensor shall be deemed part of the Technology hereunder, and any patents or patent applications directed thereto may be included in the Patent Rights as provided in Section 2.2. Prior to exercising its right to publish any Derivatives of Licensor (or jointly owned Derivatives per Section 8.4 below), including but not limited to publishing such accounts in journals or other publications, the Licensee shall be furnished with a copy of the proposed disclosure. The Licensor agrees that it shall refrain from publishing the proposed disclosure until it has received Notice from the Licensee that such disclosure may be published, or until a period of six (6) months has elapsed from the date of initial submission of the said disclosure to the Licensee, whichever is first.

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8.3 The Licensee will retain ownership of any Derivatives arising out of its own research and development, if any, undertaken after the Effective Date. All costs associated with such research and development will be the responsibility of the Licensee, unless otherwise agreed in writing by the Parties.

8.4 Except as set forth above, the Parties will have a joint ownership of any Derivatives arising out of any joint research and development undertaken after the Effective Date, unless otherwise agreed in writing by the Parties. All costs associated with such research and development, together with the right to patent and license the results of such research and development, will be agreed to by the Parties in writing prior to undertaking of such activities.

9.	INFRINGEMENT

9.1 The Licensee will promptly give the Licensor Notice of any apparent infringement of the Licensor’s rights in or the Licensee’s rights to use the Technology known to Licensee.

9.2 [Intentionally Omitted]

9.3 [Intentionally Omitted]

9.4 Notwithstanding anything herein to the contrary, the Parties may decide to institute joint action with respect to such infringement, and if the Parties agree to take joint action against the alleged infringer jointly, they shall bear the cost of such joint action equally and shall share all amounts recovered from the alleged infringer in proportion to their respective losses.

10.	CONFIDENTIALITY

10.1 For ease of understanding, Disclosing Party will refer to the party disclosing the Confidential Information, the Recipient will refer to the Recipient of the Confidential Information, and the Recipient’s Representatives will refer to the Recipient’s affiliates, directors, officers, employees, advisors and consultants.

10.2 Except with the prior written authorization of the Disclosing Party, the Parties agree that Confidential Information received from the other Party will only be disclosed to the Recipient’s Representatives who have a need to know, and such Confidential Information will be used only by the Recipient and the Recipient’s Representatives on a need to know basis, for the purposes of fulfilling the Parties obligations under, and realizing the benefits of, this Agreement.

10.3 The Parties agree to take all reasonable measures to prevent the unauthorized disclosure or use of the Confidential Information, and in any case, such efforts will be no less than the measures it takes to protect its own confidential or proprietary information, provided, however, that nothing in this Part 10 shall limit Licensee’s right to use or disclose any Confidential Information relating to any Technology in connection with Licensee’s exercise of the rights granted to it under Part 2 or Part 14.

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10.4 If the Recipient or any of the Recipient’s Representatives is required by law or governmental rule or regulation to disclose any of the Confidential Information, the Recipient will provide Notice of that requirement to the Disclosing Party not less than five (5) business days in advance of such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. In any event, the Recipient or the Recipient’s Representative will only disclose that part of the Confidential Information which is required to be disclosed by law, and will use reasonable efforts to obtain assurances that confidential treatment will be given to the Confidential Information.

10.5 On the expiration or termination of this Agreement, or upon demand by the Disclosing Party, the Recipient will return, or cause to be returned or destroyed, any Confidential Information of the Disclosing Party and the Recipient will permanently delete or caused to be deleted any Confidential Information of the Disclosing Party from all retrieval systems, databases, or other storage media on which it may be found. At the request of the Disclosing Party, the Recipient will provide a certificate that the terms and conditions of this Section 10.5 have been complied with.

10.6 The restrictions set out in this Part 10, do not apply to any part of the Confidential Information which:

(a)	was or is lawfully acquired by the Recipient or the Recipient’s Representatives prior to its disclosure by the Disclosing Party and is or was not then subject to any obligation of confidence to the Disclosing Party;

(b)	is or becomes part of the public domain, but not as a result of any breach of this Agreement; or

(c)	is acquired by the Recipient or the Recipient’s Representatives from a third party who is not under an obligation of confidentiality to the Disclosing Party; or

(d)	independently developed by the receiving party or its subsidiaries

11.	LIMITATION OF WARRANTIES AND REPRESENTATIONS

11.1 Nothing in this Agreement shall be construed as:

(a)	creating an obligation upon either party to bring or prosecute actions or suits against third parties for infringement;

(b)	conferring any license or rights to any intellectual property rights in which either party may have an interest other than the Technology; and

(c)	a representation or warranty by Licensor or Licensee that anything made, used, sold or otherwise disposed of under the license granted under this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights of third parties.

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11.2 Licensor makes no representations or warranties, whether express or implied, with respect to the Technology except as specified in Section 3.1. Without limiting the generality of the foregoing, Licensor specifically disclaims any implied warranty or representation that the Technology are of merchantable quality, or are fit for a particular purpose.

12.	INDEMNIFICATION

12.1 The Licensee shall defend, indemnify and hold harmless the Licensor and its respective directors, governors, officers, faculty, employees and agents against any and all liabilities, expenses, demands or claims by any third party arising out of the exercise by the Licensee of any of its rights under the License, including without limitation against any damages or losses arising from or out of the use by Licensee or its sublicensees in any way of the Technology licensed under this Agreement howsoever the same may arise. The forgoing indemnity shall not apply to any liabilities, expenses, damages or claims which may arise out of the acts of the Licensor other than the grant of rights under this Agreement.

12.2 Without limiting the generality of the foregoing, the Licensee hereby agrees to defend, indemnify and hold harmless the Licensor and its respective directors, governors, officers, faculty, employees and agents against any and all liabilities, expenses, demands or claims of any third party arising out of the exercise by the Licensee of any of its rights under the License, that such use of the Technology by the Licensee or any of its sublicensees infringes any patent, copyright, trademark, or trade secret rights of a third party in Canada or elsewhere, and the Licensee hereby agrees that it will pay all costs, damages, and legal fees finally awarded by a court of competent jurisdiction arising from or in connection with any such claim, provided, however, that this provision shall not apply to any liabilities, expenses, demands, claims, legal or administrative proceedings, including interest, costs, expenses and legal fees arising out of the gross negligence or willful misconduct of the Licensor.

12.3 The provisions of sections 12.1 and 12.2 shall apply only if Licensor promptly notifies Licensee, in writing, of any liability, expense, demand or claim within the scope of either of such sections, and grants to Licensee the full and unrestricted right to defend, compromise or settle the same on any terms; provided, however, that Licensee shall not settle any such liability, expense, demand or claim without the consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall endeavor to keep Licensor informed of the progress of any such defense, compromise or settlement.

13.	TERMINATION

13.1 If any of the following events occurs, the non-defaulting party may terminate the Agreement if the defaulting Party fails to cure such default within 30 days after being given Notice of such default, or, if the default cannot be cured within such period, commences reasonable efforts to cure such default within such period and continues such reasonable efforts until such default has been cured, and such events include:

(a)	[Intentionally Omitted]

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(b)	the determination, in the reasonable opinion of the Licensor, that a representation or warranty of Licensee provided herein is untrue;

(c)	the determination, in the reasonable opinion of the Licensee, that a representation or warranty of Licensor provided herein is untrue;

(d)	the failure of the Licensee to make payments in accordance with Part 6 or Section 7.3 (except for amounts which are the subject of a good faith dispute between the parties);

(e)	the failure of the Licensee to provide financial information in accordance with Section 7.2 or permit such records to be audited in accordance with Section 7.4; or 7.7;

(f)	the breach by any party of a provision of Part 10; or

(g)	the failure of the Licensee to defend, indemnify and hold harmless the Licensor in accordance with Part 12.

13.2 This Agreement shall terminate immediately if:

(a)	the Licensee becomes insolvent and admits in writing its inability to pay its debts as they become due;

(b)	the Licensee commits or threatens to cease to carry on its business or commits an act of bankruptcy;

(c)	the Licensee becomes subject to the control or direction of a liquidator, trustee receiver or receiver-manager;

(d)	any resolution is passed or order made or other steps taken for the winding-up, liquidation or other termination of the existence of the Licensee; or

(e)	any execution, sequestration or any other process of any court is levied on the rights granted to the Licensee under this Agreement; provided that such execution, sequestration or other such process has become final and unappealable.

13.3 In addition to the foregoing, Licensee may terminate this Agreement upon ninety (90) days notice to Licensor of termination, and such termination shall be effective as of the date stated in such Notice.

13.4 Upon termination of this Agreement by Licensor pursuant to Sections 13.1, 13.2, or by Licensee pursuant to Section 13.3:

(a)	Licensee will have no further right of any nature whatsoever in Technology and the License and all rights associated therewith will immediately terminate, with the exception of those rights necessary to give effect to the sublicense agreements (“Sublicense”), if any, entered into under this Agreement, provided, however that all such sublicenses to end users shall survive such termination, and except also that the Licensor (and any Sublicensees) may thereafter continue the manufacture of and may sell any Products that are on hand or in the course of manufacture as of the date of termination provided that any payments otherwise required in accord with Section 6 are paid with respect thereto.

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(b)	the Licensee will immediately deliver up to Licensor copies of all legally binding agreements pursuant to the Sublicenses and the Licensor shall, without undue delay, either (i) accept assignment from Licensee of the Sublicenses, or (ii) enter into good faith negotiations with the other party to each Sublicense to replace such Sublicense with an agreement between such party and the Licensor (and provided that the royalty rate shall not be increased in such negotiations) on terms which are typical in licensese between universities and for-profit companies.

(c)	the Licensee will immediately deliver up to Licensor any documents or prototypes previously provided to it by Licensor that embody any of the Technology and that are then in Licensee’s possession or control.

(d)	the Licensee will immediately pay to the Licensor fees and royalties as required in accordance with Part 6 (except for amounts which are the subject of a good faith dispute between the parties).

(e)	notwithstanding the foregoing, in the event of termination of this Agreement, Licensor shall take assignment of any Sublicense that Licensor has had an opportunity to review and approve prior to the granting of such sublicense by Licensee; which approval shall not be unreasonably withheld.

14.	ASSIGNMENT

This Agreement is not assignable by either party, and any attempt by any party to assign or delegate any rights, duties or obligations hereunder shall be void. Notwithstanding the foregoing, Licensee may assign its rights and delegate its obligations under this Agreement to a third party in which Licensee has an equity interest, provided that Licensor is notified prior to completion of the assignment and all of Licensee’s obligations under this Agreement are assigned to said third party.

15.	FORCE MAJEURE

15.1 Neither Party will be deemed to be in breach of this Agreement where its failure to perform or delay in performing its obligations is due wholly or in part to a cause beyond its reasonable control, including but not limited to an act of God, act of any national, civil or military authority, governmental priorities, civil or military authority, civil commotion, war, strikes, lockouts, and other labour

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disputes, fires, flood, sabotage, earthquake, storm, epidemic, inability due to causes beyond supplier’s reasonable control to obtain necessary and proper labour or transportation, delays of carriers and suppliers. The foregoing will apply even though any such cause exists at the time of the signing of this Agreement or occurs after either Party’s performance of its obligations is delayed by any other event.

15.2 Either Party will promptly give the other Party Notice of any failure to perform or delay in performance due to a cause set out in Section 15.1 above, and will provide an estimate as soon as practicable as to when performance of the obligation will be resumed. Subject to the following, the time for performing the obligation will be extended for a period equal to the delay resulting from such a cause. The Parties will explore all reasonable avenues available to avoid or solve problems of this nature in the shortest possible time. When the obligation is delayed at least two months due to a Force Majeure, and the Parties have not agreed upon a revised basis for performing the obligation, including adjustment of the quotas set out in Part 6, then either Party may bring the matter to arbitration in accordance with the terms of this Agreement.

16.	DISPUTE RESOLUTION

If at any time during or after the Term, any dispute, difference or question arises between the Parties concerning the construction, meaning or effect of this Agreement or any agreement or covenant entered into between the parties pursuant to this Agreement or the termination of this Agreement, or the rights or obligations of the parties, every such dispute, difference or question will be submitted to and settled by arbitration and the decision of the arbitrator will be accepted by all parties to such dispute. The arbitration will be conducted by a single arbitrator agreed upon by the parties to the matter under the American Arbitration Association, in Chicago, IL, USA, and all proceedings shall be conducted in the English language. There shall be three arbitrators, one each shall be appointed by the respective parties and the third appointed by agreement of the first two arbitrators or, failing agreement, by the American Arbitration Association. Disputes about arbitration procedure shall be resolved by the arbitrators or, failing agreement, by the American Arbitration Association. The arbitrators may proceed to an award notwithstanding the failure of the other party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both parties. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. In no event shall punitive damages be assessed against either party. The prevailing party shall not be entitled to an award of reasonable attorney fees incurred in connection with the arbitration. The award of the arbitrators shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief, security or other equitable remedies from any court of competent jurisdiction in furtherance of the arbitration proceedings.

SFU/ADI License – Page 14 of 21

17.	PROVISIONS TO SURVIVE TERMINATION

17.1 Notwithstanding anything herein contained, Parts 8, 10, 11, 12, and 19 and remedies for termination are intended to continue to have effect after, or to come into effect, upon termination of this Agreement, however caused, and the rights and obligations thereunder will remain enforceable.

SFU/ADI License – Page 15 of 21

18.	NOTICES

18.1 Any Notice under this Agreement will be given in writing and may be mailed by registered mail, return receipt requested or delivered by hand or sent by fax addressed to the Party to which the Notice is to be given at the address indicted below.

In the case of the Licensor:

Mr. Mike Volker, Director

University Industry Liaison Office

Room 2100 Strand Hall

8888 University Drive

Burnaby, British Columbia V5A 1S6

Fax: (604) 291-3477

In the case of the Licensee:

Dr. Yang Zhao

Analog Devices, Inc.

21 Osborn Street

Cambridge, MA 02138, USA

Fax: (617) 761-7607

With mandatory copy to:

William A. Wise, Esq.

Analog Devices, Inc.

Three Technology Way

Norwood, MA 02062

Fax: (781) 461-3491

18.2 If Notice is delivered or sent by fax, it will be deemed to have been received on the next business day, or if the Notice is by registered mail, it will be deemed to have been received five business days after mailing.

18.3 If there is an interruption in normal mail service due to strike, labour unrest or other cause at or before the time a Notice is mailed, the Notice will be sent by fax or will be delivered by courier.

18.4 Any Party will, by Notice to the other Party, designate a changed address or facsimile number for such Party.

SFU/ADI License – Page 16 of 21

19.	GENERAL

19.1 Waiver by either Party of the strict performance of any term, condition, covenant or agreement in this Agreement will not of itself constitute a waiver or abrogation of such term, condition, covenant or agreement, nor be a waiver or abrogation of any subsequent breach of same, nor any other term, condition, covenant, or agreement herein.

19.2 Except as expressly provided in this Agreement, and in the agreements, instruments and other documents contemplated or provided for or referred to in this Agreement, this Agreement and the attached schedules contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all other communications relating to the said subject matter.

19.3 No alteration, modification, waiver or other change to this Agreement will be binding upon the Parties unless in writing and signed by the authorized representatives of both Parties.

19.4 If any provision of this Agreement is found to be illegal or unenforceable, it will be considered separate and severable from this Agreement and the remaining provisions of this Agreement will remain in force and be binding upon the Parties as though the illegal or unenforceable provision had never been included.

19.5 [Intentionally Omitted]

19.6 This Agreement is deemed to have been made, executed and delivered in Norwood, Massachusetts, USA and will be governed by, subject to and interpreted in accordance with the laws prevailing in the Commonwealth of Massachusetts, without reference to its choice of law provisions. The Parties acknowledge and agree that the International Sale of Goods Act (1980) has no application to this Agreement.

19.7 Parties shall comply with all laws, rules, and regulations of competent public authorities relating to the duties, obligations, and performance under this Agreement and shall procure all licenses and pay all fees and other charges required hereby.

19.8 Nothing contained in this Agreement shall be construed as limiting rights that the Parties may enjoy outside the scope of the licenses granted and the obligations and restrictions set forth or treated herein.

19.9	Nothing contained herein shall be deemed or construed to create between the Parties hereto a partnership or joint venture. Neither Party shall have the authority to act on behalf of the other Party, or to commit the other Party in any manner or cause whatsoever or to use the other Party’s name in any way not specifically authorized by this Agreement. Neither Party shall be liable for any act, omission, representation, obligation or debt of the other party, even if informed of such act, omission, representation, obligation or debt.

19.10 Subject to the limitations herein before expressed, this Agreement shall inure to the benefit of and be binding upon the Parties, and their respective successors and permitted assigns.

SFU/ADI License – Page 17 of 21

19.11 The descriptive headings contained in this Agreement are inserted solely for convenience of reference and are not intended to affect the construction or interpretation of this Agreement.

19.12 Words purporting the singular include the plural and vice versa, and words purporting gender, include any gender, as the context requires.

19.13 [Intentionally Omitted]

19.14 The following schedules are attached to and form part of this Agreement:

Schedule A: Royalty Rates

Schedule B: Patent Rights

19.15 The Parties agree to execute and deliver any other deeds, documents and assurances and to do any other acts required to carry out the true intent and meaning of this Agreement.

19.16 No right or remedy contained in this Agreement is intended to be exclusive but each will be in addition to every other right or remedy contained in this Agreement, or existing at law, in equity or by statute, or pursuant to any other agreement between the Parties that may be in effect from time to time.

19.17 [Intentionally Omitted]

19.18 This Agreement may be executed in two counterparts, each of which will be deemed to be an original and both of which will constitute one agreement.

SFU/ADI License – Page 18 of 21

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SIMON FRASER UNIVERSITY

Date: 99/3/10	Per:	/s/ Mike Volker
Mike Volker
Director, University Industry Liaison Office

COMPANY
Analog Devices, Inc.

Date: 03/17/99	By:	/s/ Ray Stata
	Title:	Chairman, AOI

SFU/ADI License – Page 19 of 21

Schedule A

Running Royalty

The royalty referenced in Section 6 hereof shall be determined in accordance with the following.

The royalty rate shall be one percent (1%) of Revenue with a cap of One Hundred Thousand US Dollars ($100,000) per year (where the term “year” means the fiscal year of Licensee, ending on October 31 of each calendar year); provided, however, that in the event that the US CIP application Serial No. 09/177,439 filed on October 21, 1998” does not issue as a U.S. Patent with Device Claims (i.e., claims directed to devices per se of the type now pending in such application), the royalty rate will then be reduced to one-half of one percent (0.5%) with a cap of Fifty Thousand US Dollars ($50,000) per year. Licensor will notify Licensee of the abandonment of, or issue of a patent on, such application promptly, and in any event within ten (10) days of receiving notice of the same from Licensor’s patent attorneys and the reduction of royalty rate shall be effective upon either such abandonment or issue of such patent without such Device Claims.

Further, in the event that Licensee takes a license or licenses from one or more third parties, which licenses are reasonably required to use, make, have made, or import (as applicable) any process or device covered in any patent or patent application included in the Patent Rights, the royalties due to Licensor hereunder shall be reduced by any royalties paid to such third parties in connection with the license of such rights, but in no event shall the royalties due to Licensor be reduced by more than fifty percent (50%) of the royalty that would otherwise be due if no license or licenses were reasonably required.

SFU/ADI License – Page 20 of 21

SCHEDULE B

Thermal Accelerometer

Patent Applications Filed by Simon Fraser University

The INFORMATION is described in the following patents, and all other applications that depend from the following patents:

1. U.S. patent application, Serial No. 08/673,773, filed on June 26, 1996, now abandoned

2. U.S. Patent Application Serial No. 08/800,588 filed on February 18, 1997

3. U.S. Patent Application Serial No. 09/177,439 filed on October 21, 1998

4. PCT application, Serial No. PCT/CA 97/00442 filed on June 24, 1997

All entitled “Accelerometer Without Proof Mass”, author: Albert M. Leung.

SFU/ADI License – Page 21 of 21

SFU / MEMSIC, Inc. • Amendment No. 1 to License Agreement

AMENDMENT No. 1

THIS AMENDMENT No. 1 (the “Amendment”) to the License Agreement dated December 1, 1998, between Simon Fraser University and Analog Devices, Inc., is effective as of the 1st day of January, 2005;

BETWEEN:

SIMON FRASER UNIVERSITY, a corporation continued under the University Act of British Columbia, and having offices at Room 2100 Strand Hall, 8888 University Drive, Burnaby, British Columbia, Canada V5A 1S6, (“SFU”);

AND

MEMSIC, INC., a corporation incorporated under the laws of the State of Delaware, and having offices at 800 Turnpike Street, Suite 202, North Andover, MA 01845, U.S.A. (“MEMSIC”).

WHEREAS the SFU and Analog Devices, Inc. entered into a License Agreement dated December 1, 1998 (the “License Agreement”); and

WHEREAS Analog Devices, Inc. assigned to MEMSIC all of its rights and obligations under the License Agreement through a Technology License Agreement between Analog Devices, Inc. and MEMSIC, dated March 3, 1999; and

WHEREAS SFU and MEMSIC now wish to modify the reporting and payment schedule under the License Agreement through this Amendment;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, SFU and MEMSIC hereby agree to the following:

1.	In paragraph 6.3 of the License Agreement, the last sentence is to be deleted and replaced with the following:

“As used herein, the term quarterly period shall refer to the fiscal quarters of the Licensee, which end on the last day of March, June, September and December of each year.”

2.	In Schedule A of the License Agreement, the words, “where the term “year” means the fiscal year of the Licensee, ending on October 31 of each calendar year”, are to be deleted and replaced with: “where the term “year” means the fiscal year of the Licensee, ending on December 31 of each calendar year”.

3.	A royalty report and payment regarding any Revenue received by the Licensee under the License Agreement during the period from November 1, 2004, through December 31, 2004, will be submitted by MEMSIC to SFU on or before January 31, 2005.

Amendment No. 1	Page 1 of 2	2/8/05

SFU / MEMSIC, Inc. • Amendment No. 1 to License Agreement

4.	In paragraph 18.1 of the License Agreement, the address for notices to the Licensee is to be deleted and replaced with the following:

Dr. Yang Zhao

MEMSIC, Inc.

800 Turnpike Street, Suite 202

North Andover, MA 01845

USA

Fax: (978)738-0196

5.	In all other respects, the terms of the License Agreement are reaffirmed by SFU as Licensor and MEMSIC as Licensee.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Amendment on the dates set forth below to be effective as of the date first above written.

SIGNED FOR AND ON BEHALF OF		SIGNED FOR AND ON BEHALF OF
SIMON FRASER UNIVERSITY by:		MEMSIC, INC. by:

/s/ M. VOLKER		/s/ Yang Zhao
Name:	M. VOLKER	Yang Zhao
Title:	DIRECTOR - UILO	CEO and President

14 Feb 2005		2/15/2005
Date		Date

Amendment No. 1	Page 2 of 2	2/8/05